Exhibit 10.1

Green Mountain Coffee Roasters, Inc.

Short Term Incentive Plan

Senior Executive Officer “STIP” for FY’07

I.	Intent

The Senior Executive Officer Short Term Incentive Plan (STIP) for fiscal year 2007 is designed to recognize the contributions of executive management to the achievement of business goals and objectives through a monetary bonus.

II.	Plan Formula

a.	Qualifier

In order for a participant to qualify for a bonus award, the participant must have performed their duties satisfactorily, in accordance with policies and procedures and in a manner that will enhance the quality of the working experience at, the image and reputation of, Green Mountain Coffee Roasters (GMCR) and its subsidiaries.

b.	Payout

The participant may earn a bonus on an annual basis during the plan year based on a combination of the organization reaching the Operating profit, Sales volume targets for both GMCR and Keurig, and the achievement of individual goals. See schedule A for details.

III.	Effective Date

The terms and conditions of this Plan are for fiscal year 2007 of Green Mountain Coffee Roasters, Inc. (October 1, 2006 to September 29, 2007).

IV.	Eligible Employees

a.	Participation is limited to Senior Executive Officers of Green Mountain Coffee Roasters, with overall corporate responsibility, identified by the CEO and Human Resources. Eligible employees are defined as:

•	Chief Executive Officer

•	President of Keurig Inc. (At the conclusion of Keurig calendar 2006 plan)

•	Members of GMCR’s Executive Leadership Team including the Chief Operating Officer, Chief Finance Officer, and Vice President of Human Resources and Organizational Development

•	Vice President of Business Development

b.	To be eligible, a participant must be employed in an identified executive management position for a minimum of six months during the applicable fiscal year. Bonus payments to participants with at least six months of service but less that twelve full months service in an identified executive management position will be prorated based on the number of months in the identified position. One half month is considered a full month.

c.	A participant who retires, dies, transfers to a position not covered by this Plan, or is placed on leave of absence or lay-off, receives a pro-rated bonus payment under this plan provided that IV (b) above is satisfied.

d.	A participant who resigns or is terminated for cause or unsatisfactory performance prior to receipt of payment receives no payment under this plan. A participant under a corrective action plan at the time of payout will not receive a payout.

V.	Bonus Terms, Conditions, and Payments

a.	The provisions of this plan do not constitute a contract of employment.

b.	Bonus payments are made as soon as practical following the issuance of the audited financial statements of GMCR for the applicable year, but no later than December 31, 2007.

c.	Annual payouts are made in accordance with GMCR’s financial policies and procedures.

d.	Taxes will be withheld in accordance with local, state and federal laws.

e.	At the discretion of the plan administrator and based on the availability of equity instruments, if requested, the bonus may be taken in stock.

VI.	Administration

a.	The Compensation Specialist and VP of Human Resources/Organizational Development of GMCR administer this plan. The VP of Human Resources/Organizational Development and CFO will review all bonus payments.

b.	The CEO and VP of Human Resources/Organizational Development have full power to construe or interpret this Plan and to make adjustments when, in its opinion, inequities may result. Their decision will prevail in all disputes.

c.	Because business conditions may change, the Compensation Committee of the Board of Directors of GMCR reserve the right to amend, modify or cancel this Plan at anytime with written notice to the participants.